EXHIBIT 16.1


January 14, 2008


Securities and Exchange Commission
Office of Chief Accountant
Washington, D.C. 20549



Gentlemen:

We have read Item 4.01 of the Form 8-K dated January 14, 2008 of Zingo, Inc. and are in agreement with the statements contained in the first and third paragraphs therein. We have no basis to agree or disagree with the other statements of the Registrant contained therein.



Very truly yours,



/s/Haynie & Company
Haynie & Company
Independent Registered Certified Public Accountants